REIMBURSEMENT AGREEMENT

THIS REIMBURSEMENT AGREEMENT dated as of April 19, 2006 (the “Agreement”), is entered by and between SUNRISE COAL, LLC, a Indiana limited liability company (“Sunrise Coal”), and HALLADOR PETROLEUM COMPANY, a Colorado corporation (“Hallador Petroleum”).

RECITALS

A. Sunrise Coal, as borrower, and OLD NATIONAL BANK, as lender (“Bank”), have entered into a Credit Agreement, dated as of the date hereof (the “Credit Agreement”), which provides for, among other things, certain loans (“Loans”) to be made by Bank to Sunrise Coal. To induce Bank to enter into the Credit Agreement and provide the Loans to Sunrise Coal, Hallador Petroleum has agreed to provide a Continuing Guaranty in favor of Bank in the form of Exhibit “A” attached hereto (the “Guaranty”).

B. To induce Hallador Petroleum to execute and deliver the Guaranty to Bank, Sunrise Coal has agreed to reimburse Hallador Petroleum for any amounts paid, or damages or losses incurred, by Hallador Petroleum under or in connection with the Guaranty, pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, to induce Hallador Petroleum to execute and deliver the Guaranty to Bank and in consideration of the foregoing recitals which by this reference are incorporated herein and the mutual covenants contained herein, the parties hereto, each intending to be legally bound hereby, covenant and agree as follows:

Section 1.	CERTAIN DEFINITIONS.

As used herein, the following respective terms shall have the following respective meanings (terms defined in the plural to include the singular and vice versa):

“Applicable Law” means any law, provision of statute, rule, regulation, or order of a Governmental Authority applicable to a Person, and all orders and decrees of all courts and arbitrators in proceedings or actions in which the Person in question is a party.

“Authorized Officer” means, with respect to any Person, its chief executive officer, chief financial officer, chief accounting officer, any vice president, or treasurer.

“Base Rate” means, as determined by Hallador Petroleum on a daily basis, the variable rate of interest per annum most recently announced by Wells Fargo Bank, as its “Prime Rate” or “Reference Rate,” as the case may be, whether or not such announced rate is the best rate available from such financial institution.

“Business Day” means any day on which commercial banks are not authorized or required to close in Denver, Colorado.

“Default” means an Event of Default or any other event which with the giving of notice or lapse of time, or both, would become an Event of Default.

“Event of Default” shall have the meaning assigned to such term in Section 7 hereof.

“GAAP” means United States generally accepted accounting principles consistently applied (except for accounting changes in response to FASB releases, or other authoritative pronouncements).

“Governmental Authority” means any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court, or any arbitrator or arbitration board whose rulings are judicially recognized as lawful and binding, in each case whether of the United States or foreign.

“hereunder”, “herein”, “hereof” and the like mean and refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which the respective word appears.

“Loan Documents” means the Credit Agreement and all promissory notes, security agreements, mortgages, pledge agreements, indemnities, and other agreements, instruments, and documents executed and/or delivered by Sunrise Coal or any other Person with respect to, or in connection with, the Loans.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind whatsoever (including any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or the agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).

“Obligations” means the reimbursement obligations of Sunrise Coal under Section 3.A hereof and all other monetary obligations of Sunrise Coal to Hallador Petroleum hereunder, including, without limitation, Sunrise Coal’s obligations set forth in Section 8.D hereof.

“person” or “Person” means any natural person, corporation, division of a corporation, partnership, trust, joint venture, association, company, limited liability company, estate, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Office” means the principal office of Hallador Petroleum presently located at 1660 Lincoln Street, Suite 2700, Denver, Colorado 80264.

Section 2.	GUARANTY.

Hallador Petroleum agrees, on the terms and subject to the conditions set forth in this Agreement, to execute and deliver to Bank the Guaranty.

Section 3.	REIMBURSEMENT; FEES; ETC.

A.  Obligation. Sunrise Coal is obligated, and hereby unconditionally agrees, to reimburse Hallador Petroleum on demand for any amounts paid, and all damages, expenses, and losses incurred, by Hallador Petroleum (or its successors and assigns) under or in connection with the Guaranty. The payment obligations of Sunrise Coal hereunder shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms hereof under all circumstances, including, without limitation, the following circumstances:

(i)  any lack of validity or enforceability of the Loan Documents or the Guaranty or any other agreement or instrument relating to the Guaranty (collectively, the “Related Documents”);

(ii)  any amendment or waiver of, or any consent to departure from, all or any of the Related Documents;

(iii)  the existence of any claim, set-off, defense or other right which Sunrise Coal may have at any time against Bank or any transferee or assignee of the Loans or the Loan Documents (or any persons or entities for whom Bank or any such transferee or assignee may be acting), Hallador Petroleum, or any other person or entity, whether in connection herewith, the transactions contemplated herein or in the Related Documents, or any unrelated transaction; or

(iv)  any other circumstance or happening whatsoever whether or not similar to any of the foregoing, except as a result of Hallador Petroleum’s own gross negligence or willful misconduct.

B.  Interest. Sunrise Coal hereby agrees to pay interest (computed on the basis of a year of 360 days and actual days elapsed) on the amount of any Obligation arising as the result of any payment under or in connection with the Guaranty, in respect of each day during the period from the date of such payment by Hallador Petroleum until the date the same shall be reimbursed in full to Hallador Petroleum, at a rate per annum for each day during such period equal to the Base Rate plus 2% for such day, such interest to be payable on demand. None of the terms and provisions contained in this Agreement, or in other documents or instruments related hereto, shall ever be construed to create a contract for the use, forbearance or detention of money requiring payment of interest at a rate in excess of the maximum interest permitted to be charged by applicable laws or regulation governing the Obligations (“Usury Laws”). Borrower shall never be required to pay interest under this Agreement in excess of the maximum interest that may be lawfully charged under such Usury Laws, as made applicable by the final judgment of a court of competent jurisdiction, and the provisions of this Section shall control over all other provisions hereof and of any other instrument executed in connection herewith or executed to secure the indebtedness evidenced hereby, which may be in apparent conflict with this Section. If Hallador Petroleum collects monies which are deemed to constitute interest which would otherwise increase the effective interest rate on this Agreement to a rate in excess of that permitted to be charged by such Usury Laws, all such sums deemed to constitute interest in excess of the maximum rate shall, at the option of Hallador Petroleum, either be credited to the payment of principal or returned to Sunrise Coal.

C.  Payments. All payments by Sunrise Coal to Hallador Petroleum under this Agreement shall be made to Hallador Petroleum at the Principal Office in immediately available funds on or prior to 12:00 noon Mountain time on the due date thereof (any payment made after such time being deemed made on the next succeeding Business Day).

D.  Commercial Practices. Sunrise Coal agrees that neither Hallador Petroleum nor any of its officers, directors, employees, agents, or attorneys shall be liable or responsible for, and the obligations of Sunrise Coal to Hallador Petroleum hereunder shall not in any manner be affected by: (i) the use which may be made of the Guaranty or the respective proceeds thereof by Bank or any other Person; or (ii) any other circumstances whatsoever in making or failing to make payment under the Guaranty. In furtherance and not in limitation of the foregoing, Hallador Petroleum may accept documents or notices in connection with requested payments under the Guaranty that appear on their face to be in order without responsibility for further investigation.

Section 4.	REPRESENTATIONS AND WARRANTIES.

Sunrise Coal represents and warrants to Hallador Petroleum that:

A.  Existence and Power. Sunrise Coal has been duly organized and is validly existing under the laws of Indiana and is in good standing as a foreign corporation in all jurisdictions where the nature of its properties or business so requires it. Sunrise Coal has the limited liability company power to own its properties and carry on its business as now being conducted, to execute, deliver and perform its obligations under this Agreement and other documents contemplated hereby to which it is a party.

B.  Authority and No Violation. The execution, delivery and performance of this Agreement (a) have been duly authorized by all necessary limited liability company action on the part of Sunrise Coal, (b) will not violate any provision of any Applicable Law, any order of any court or other Governmental Authority applicable to Sunrise Coal or any of its properties or assets, (c) will not violate any provision of the Articles of Organization or Operating Agreement of Sunrise Coal or, of any indenture, any agreement for borrowed money, any bond, note or other similar instrument or any other agreement to which Sunrise Coal is a party or by which Sunrise Coal or any of its properties or assets are bound, and (d) will not result in the creation or imposition of any Lien, charge or encumbrance of any nature whatsoever upon any property or assets of Sunrise Coal other than pursuant to this Agreement.

C.  Governmental Approval.

(a)  No action, consent or approval of, or registration or filing with, or any other action by, any Governmental Authority is required in connection with the execution, delivery and performance by Sunrise Coal of this Agreement except for consents, approvals, filings and registrations which have been obtained or made and remain in full force and effect, or which are not yet required to be obtained or made but which will be obtained or made and will be in full force and effect when and to the extent required.

(b)  All necessary consents and approvals by Governmental Authorities and other Persons in connection with the transactions contemplated under this Agreement, or otherwise referred to herein, have been obtained and remain and will remain in effect.

D.  Financial Statements. The unaudited financial statements of Sunrise Coal at December 31, 2005, each in the form previously delivered to Hallador Petroleum, fairly present in all material respects the financial condition and the results of operations of Sunrise Coal at the date or for the period indicated.

E.  No Material Adverse Change. Except as previously disclosed in writing to Hallador Petroleum, since December 31, 2005, there has been no material adverse change in the business, assets, property, condition (financial or otherwise), or results of operations of Sunrise Coal.

F.  Litigation; Compliance with Laws.

(a)  Except as previously disclosed in writing to Hallador Petroleum, there are no actions, lawsuits or other proceedings pending (including, but not limited to, matters relating to environmental liability), or, to the knowledge of Sunrise Coal, threatened, against or affecting Sunrise Coal or any of its properties, by or before any Governmental Authority, arbitration panel, or arbitrator, which could reasonably be expected to have a material adverse effect on the business, assets, property, condition (financial or otherwise), prospects or results of operations of Sunrise Coal or which seeks to restrain, prevent, impose materially adverse conditions upon, hinder or delay any of the transactions contemplated hereby.

(b)  The transactions contemplated hereby will not violate any Applicable Law.

G.  Federal Reserve Regulations. No part of the proceeds of any extension of credit under this Agreement will be used, directly or indirectly, and whether immediately, incidentally or ultimately for any purpose violative of or inconsistent with any of the provisions of any regulations of the Board of Governors of the Federal Reserve System, including, without limitation, Regulations T, U and X thereto.

H.  Investment Company Act. Sunrise Coal is not, and will not during the term of this Agreement be, (x) an “investment company,” within the meaning of the Investment Company Act of 1940, as amended or (y) subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act or any foreign, federal or local statute or regulation limiting its ability to incur indebtedness for money borrowed as contemplated hereby.

I.  Enforceability. This Agreement constitutes the legal, valid and enforceable obligation of Sunrise Coal (subject, as to enforcement, to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and to general principles of equity).

Section 5.	CONDITIONS PRECEDENT.

The obligation of Hallador Petroleum to execute and deliver the Guaranty to Bank is subject to the following conditions precedent:

A.  Sunrise Coal shall have executed and delivered to Hallador Petroleum this Agreement and any other agreement, document, or instrument requested by Hallador Petroleum.

B.  The representations and warranties set forth in Section 4 hereof shall be true and correct in all material respects.

C.  No Default or Event of Default shall have occurred and be continuing or will result from the execution and delivery of the Guaranty.

Section 6.	COVENANTS OF SUNRISE COAL.

From the date hereof and so long as the Guaranty shall be outstanding and until the payment in full of all of the Obligations, Sunrise Coal hereby agrees as follows:

A.  Financial Statements and Reports.

(a)  As soon as is practicable, but in any event within 90 days after the end of each fiscal year, Sunrise Coal will furnish or cause to be furnished to Hallador Petroleum the audited balance sheet of Sunrise Coal as at the end of, and the related statements of income, shareholders’ equity and cash flow for, such year, and the corresponding figures as at the end of, and for, the preceding fiscal year, accompanied by an opinion of Clifton Gunderson LLP or EKS & H, which report and opinion shall be prepared in accordance with generally accepted auditing standards relating to reporting and which report and opinion shall (i) be unqualified as to going concern and scope of audit and shall state that such financial statements fairly present the financial condition of Sunrise Coal as at the dates indicated and the results of operations and cash flows for the periods indicated, and (ii) contain no material exceptions or qualifications except for qualifications relating to accounting changes (with which such independent public accountants concur) in response to FASB releases or other authoritative pronouncements;

(b)  As soon as is practicable, but in any event within 30 days after the end of each of the first three fiscal quarters of each of its fiscal years, Sunrise Coal will furnish or cause to be furnished to Hallador Petroleum the unaudited balance sheet of Sunrise Coal as at the end of, and the related unaudited statements of income, shareholders’ equity and cash flow for, such quarter, and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter and, the corresponding figures as at the end of, and for, the corresponding period in the preceding fiscal year, together with a certificate signed by an Authorized Officer of Sunrise Coal, on behalf of Sunrise Coal, to the effect that such financial statements, while not examined by independent public accountants, reflect, in his or her opinion and in the opinion of Sunrise Coal, all adjustments necessary to present fairly in all material respects the financial position of Sunrise Coal as at the end of the fiscal quarter and the results of its operations for the quarter then ended in conformity with GAAP consistently applied, subject only to year-end adjustments and to the absence of footnote disclosure; and

(c)  From time to time, Sunrise Coal will furnish or cause to be furnished to Hallador Petroleum such additional information regarding the financial condition or business of Sunrise Coal as Hallador Petroleum may reasonably request.

B.  Existence, Properties, etc. Sunrise Coal will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its limited liability company existence, rights, licenses, permits and franchises, and comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, any Governmental Authority.

C.  Books and Records. Sunrise Coal will maintain or cause to be maintained at all times books and records of its financial operations which are true and correct in all material respects and provide Hallador Petroleum and its representatives reasonable access to such books and records during regular business hours in order that Hallador Petroleum may make such audits and examinations and make abstracts from such books, accounts, records and other papers and may discuss the affairs, finances and accounts with, and be advised as to the same by, officers and independent accountants, all as Hallador Petroleum may deem appropriate for the purpose of verifying the accuracy of the various reports delivered by Sunrise Coal to Hallador Petroleum pursuant to this Agreement or for otherwise ascertaining compliance with this Agreement.

Section 7.	EVENTS OF DEFAULT.

In case of the happening and during the continuance of any of the following events (herein called “Events of Default”):

A.  Sunrise Coal shall fail to pay when due any Obligation or any other amount payable to Hallador Petroleum under this Agreement;

B.  Sunrise Coal shall fail to observe or perform any other covenant, condition or agreement to be observed or performed pursuant to the terms of this Agreement, and such default shall continue unremedied for ten (10) consecutive days after Sunrise Coal receives written notice of such occurrence from Hallador Petroleum;

C.  Sunrise Coal shall generally not pay its debts as they become due or shall admit in writing its inability to pay its debts, or shall make a general assignment for the benefit of creditors; or Sunrise Coal shall commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property or shall file an answer or other pleading in any such case, proceeding or other action admitting the material allegations of any petition, complaint or similar pleading filed against it or consenting to the relief sought therein; or Sunrise Coal shall take any action to authorize any of the foregoing; or

D.  Without the application or consent of Sunrise Coal, any involuntary case, proceeding or other action against Sunrise Coal shall be commenced seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such case, proceeding or other action (i) results in the entry of any order for relief against it or (ii) shall remain undismissed for a period of thirty (30) days;

then, in every such event and at any time thereafter during the continuance of such event, Hallador Petroleum may, by notice to Sunrise Coal, declare an Event of Default (except with respect to the occurrence of an Event of Default under Section 7.C or Section 7.D hereof, as to which no notice or declaration need be given) and (a) terminate the obligation of Hallador Petroleum to execute and deliver the Guaranty to Bank (if the same has not yet been executed and delivered) or (b) declare all amounts owing hereunder to be due and payable, or both, whereupon such obligation shall terminate, or all such amounts shall become due and payable, or both; provided, however, that upon the occurrence of an Event of Default specified in Section 7.C or Section 7.D, such obligation shall terminate and all such amounts shall become immediately due and owing in each case automatically, without any action on the part of Hallador Petroleum and without any notice, protest, presentment or demand, all of which are hereby expressly waived by Sunrise Coal.

Section 8.	MISCELLANEOUS.

A.  Notices. Except when otherwise required by law, any notice which a party is required or may desire to give the other under or in connection with this Agreement shall be in writing and may be sent by personal delivery or by mail (either (i) by United States registered or certified mail, return receipt requested, postage prepaid, or (ii) by Federal Express or similar generally recognized overnight carrier regularly providing proof of delivery), addressed as provided below in this Section 8.A. Any notice so given by mail shall be deemed to have been given as of the date of delivery (whether accepted or refused) established by U.S. Post Office return receipt or the overnight carrier’s proof of delivery, as the case may be. Any such notice not so given shall be deemed given upon receipt of the same by the party to whom the same is to be given.

(a)  If to Hallador Petroleum, at:

1660 Lincoln Street, Suite 2700
Denver, Colorado 80264
Attn: Victor Stabio

(b)  If to Sunrise Coal, at:

6641 S. State Road 46
Terre Haute, Indiana 47802
Attention: Brent Bilsland

B.  Survival of Covenants. All covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the execution and delivery of the Guaranty by Hallador Petroleum and shall continue in full force and effect so long as the Guaranty is outstanding and until the Obligations and all other obligations of Sunrise Coal hereunder shall have been paid and performed in full. Whenever in this Agreement any of the parties hereto is referred to, such reference shall, subject to the last sentence of this Section 8.B, be deemed to include the successors and assigns of such party, and all covenants, promises and agreements by or on behalf of Sunrise Coal which are contained in this Agreement shall inure to the benefit of the successors and assigns of Hallador Petroleum. Sunrise Coal may not transfer its rights or obligations under this Agreement without the prior written consent of Hallador Petroleum.

C.  Expenses. Each party agrees to pay its own expenses incurred in connection with the preparation and administration of this Agreement (whether or not the transactions hereby contemplated shall be consummated). Sunrise Coal agrees to pay all out-of-pocket expenses incurred by Hallador Petroleum in connection with enforcement of the rights of Hallador Petroleum in connection with this Agreement, including, but not limited to, the fees and disbursements of counsel to Hallador Petroleum.

D.  Indemnification. Sunrise Coal hereby indemnifies and holds harmless Hallador Petroleum from and against any and all claims and damages, losses, liabilities, costs and expenses which Hallador Petroleum may incur (or which may be claimed against Hallador Petroleum by any Person whatsoever) by reason of or in connection with the execution and delivery or transfer of, or payment or failure to pay under, the Guaranty; provided that Sunrise Coal shall not be required to indemnify Hallador Petroleum for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by the willful misconduct or gross negligence of Hallador Petroleum as determined by a final order issued by a court of competent jurisdiction.

E.  No Waiver. Neither any failure nor any delay on the part of Hallador Petroleum in exercising any right, power or privilege hereunder, nor any course of dealing with respect to any of the same, shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise or the exercise of any other right, power or privilege. The remedies herein provided are cumulative, and not exclusive of any remedies provided by Applicable Law.

F.  Modification, Amendment, Waiver, etc. No modification, amendment or waiver of any provision of this Agreement, and no consent to any departure by Sunrise Coal herefrom, shall be effective unless the same shall be in writing and signed by Hallador Petroleum and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on Sunrise Coal shall entitle Sunrise Coal to any other or further notice or demand in the same, similar or other circumstances.

G.  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but when taken together shall constitute but one agreement and any of the parties hereto may execute this Agreement by signing any such counterpart.

H.  Accounting Terms and Principles. Except as otherwise expressly stated or defined herein, all computations required hereunder shall be made by the application of, and each accounting term used herein shall have the meaning given to it under, United States generally accepted accounting principles applied on a basis consistent with that used in the preparation of the audited financial statements referred to in Section 4.D hereof.

I.  Headings. The table of contents and the section and subsection headings used herein have been inserted for convenience of reference only and do not constitute matters to be considered in interpreting this Agreement.

J.  Governing Law; Jurisdiction; Waiver of Jury Trial, Etc.

(a)  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado.

(b)  Sunrise Coal hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any Colorado State court or federal court of the United States of America sitting in Denver, Colorado, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and Sunrise Coal hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such Colorado State or, to the extent permitted by law, in such federal court. Sunrise Coal agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

(c)  Sunrise Coal irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any Colorado State or federal court. Sunrise Coal hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)  WAIVER OF RIGHT TO JURY TRIAL. SUNRISE COAL HEREBY WAIVES TRIAL BY JURY, AND SUNRISE COAL HEREBY WAIVES RIGHTS OF SETOFF AND THE RIGHT TO IMPOSE COUNTERCLAIMS, IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF HALLADOR PETROLEUM IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF, OR ANY OTHER CLAIM OR DISPUTE HOWSOEVER ARISING, BETWEEN HALLADOR PETROLEUM AND SUNRISE COAL, AND SUNRISE COAL CONFIRMS THAT THE FOREGOING WAIVERS ARE INFORMED AND IT HAS RECEIVED THE ADVICE OF COUNSEL WITH REGARD TO THE FOREGOING WAIVERS.

[Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                                                           SUNRISE COAL, LLC,

                                                                          an Indiana limited liability company

                                                                         By:  /s/ BRENT BILSLAND
  Print Name: Brent Bilsland
                                                                          Title:  Member

                                                                          HALLADOR PETROLEUM COMPANY,

                                                                          a Colorado corporation

                                                                          By:  /S/VICTOR P. STABIO
Print Name:  Victor P. Stabio
Title: President, CEO and CFO

EXHIBIT “A”

FORM OF GUARANTY

(see attached copy)